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                                    FOR IMMEDIATE RELEASE: Tuesday, July 1, 1997



CONTACT: HARVEYS CASINO RESORTS                       CONTACT: HARD ROCK
        John McLaughlin, Chief Financial Officer               Jeffrey T. Leeds
        John Brower, Investor Relations                        212-835-2001
        702-588-2411

            HARVEYS CASINO RESORTS AND HARD ROCK COMPLETE NEGOTIATIONS ON
                               $45 MILLION TRANSACTION

LAS VEGAS, NEVADA - The Hard Rock Hotel joint venture partners announced today that they have signed a definitive agreement whereby Hard Rock Hotel Inc. will purchase Harveys Casino Resorts' interests in the Hard Rock Hotel and Casino for $45 million in cash.

Harveys will continue to manage the property between now and the closing of the transaction; no personnel changes are anticipated. The consummation of the transaction is subject to certain conditions and approvals, including approval by Nevada gaming authorities. Upon Closing, the Hard Rock will be self-managed.

The joint venture partners agreed that, while the partnership has been beneficial in creating one of the premiere properties in Las Vegas, over time the interests of the partners, Harveys, a public company, and Peter A. Morton, a private entrepreneur, resulted in differing philosophies as how to best manage and evolve the Hard Rock Hotel and Casino. Until closing, which is anticipated to be within four to six months, the parties will work together to provide for a smooth transition.


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